SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e) (2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Rule 14a-12


                          BATTLE MOUNTAIN GOLD COMPANY
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11. N/A

          (1)  Title of each class of securities to which transaction applies:
               N/A

          (2)  Aggregate number of securities to which transaction applies: N/A

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               N/A

          (4)  Proposed maximum aggregate value of transaction: N/A

          (5)  Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

[LOGO - BATTLE MOUNTAIN GOLD]
         [GRAPHIC OMITTED]
                                                                            NEWS
                                                               IMMEDIATE RELEASE
                                                       CONTACT: JOSEPH J. BAYLIS
                                                               (713) 653-7207 OR
                                                    INVESTORRELATIONS@BMGOLD.COM
                                                       WEB PAGE:  WWW.BMGOLD.COM


                  BATTLE MOUNTAIN GOLD - THIRD QUARTER RESULTS

         Houston, November 10, 2000 -- Battle Mountain Gold Company (BMG-NYSE; BMC-TSE) today reported a third quarter consolidated net loss of $16.2 million, or 7 cents per share, including non-cash environmental remediation charges and a reclamation accrual together totaling $6.7 million and non-cash foreign currency losses of $2.7 million. The third quarter loss compares with a net loss of $20 million, or 9 cents per share in the same period last year, which included a non-cash environmental remediation charge of $9.5 million.

         For the first nine months of 2000, the consolidated net loss was $28.9 million, or 13 cents per share, including the previously mentioned non-cash environmental remediation charges and a reclamation accrual totaling $6.7 million and, non-cash foreign currency losses of $6.6 million. This compares with a consolidated loss of $51.7 million or 22 cents per share in the same period last year which included a $26.2 million loss related to Lihir Gold Limited (LGL), and non-cash foreign currency gains of $6.9 million.

         BMG President and Chief Operating Officer, John A. Keyes, said that the average realized gold price increased to $287 per ounce in the first nine months, compared with $272 in the same period of last year. Cash flow from operations increased to $52.2 million for the period as a result of improved gold prices, and production and changes in working capital. The Company's cash position was $53.5 million at the end of the nine months, including $42.3 million in restricted cash, which is primarily related to the Company's loan facility. Keyes noted that in light of the current low gold price and the Company's current cash position Battle Mountain will defer capital projects and exploration expenditures as needed to conserve cash. Production of 586,000 ounces and cash costs of $166 per ounce for the first nine months were slightly better than planned and are expected to remain on target for the balance of the year.

         The increased reclamation accrual and environmental remediation charges totaling $6.7 million reflect the current and projected expenditures required at the San Luis mine, which was closed in 1997. The increase is required to cover anticipated costs due to changes in the scope and timing of the remediation project caused by investigating and responding to evolving regulatory issues associated with the permitting of the discharge, the unanticipated redesign of the water treatment plant, and the permitting, in-field modification and construction of a stormwater diversion and conveyance system.

         In addition, Keyes said that the Company's previously announced merger with Newmont Mining Corporation is expected to be completed around year-end following customary regulatory approvals and approval by Battle Mountain Gold shareholders. Noranda Inc., which owns 28 percent of Battle Mountain Gold, has agreed to vote its shares in favor of the merger.

                                   DEVELOPMENT

         In highlighting the third quarter, Keyes also noted that, as previously announced by the Company on October 4, 2000, development drilling during the summer at the PHOENIX development project in Nevada continued to yield good results. A table incorporating these results is attached. These results are not included in the current reserve calculation, which now stands at 6.1 million ounces. An updated reserve calculation will be reported at year-end.

         Permitting activities are ongoing at Phoenix and Keyes noted that BMG expects to receive a Draft Environmental Impact Statement early in 2001.

                                   OPERATIONS

         At the GOLDEN GIANT mine in Canada, commissioning of the deepened shaft is expected to be completed in the first quarter of 2001. Cash costs at BMG's 50% joint venture interest in the VERA/NANCY mine at the Pajingo complex in Queensland, Australia, remained below plan at $101 per ounce for the nine months. At the HOLLOWAY mine in Canada, the expansion of the nearby Holt-McDermott Mill is on budget and on time. The additional capacity will come on stream early in 2001. Production and costs were on plan at KORI KOLLO in Bolivia.

                                  EXPLORATION

         During the quarter, activity focused on surface drilling in the Holloway area in Canada, Phoenix in Nevada, Llallagua in Bolivia and at the Pajingo Complex in Australia.

         Near Holloway, drilling on the Golden Highway claims has discovered a new area of significant alteration and mineralization. The discovery hole returned 0.104 opt Au over 105 ft., including, 0.327 opt Au over 13 ft. Follow-up drilling is planned for the fourth quarter.

         At VERA/NANCY, as previously announced on October 4, 2000, recent drilling has focused on extending the limits of the Vera/Nancy ore horizon. Drilling along the northerly extension returned positive results from the Anne structure, 1,500 ft. north of the Cindy pit, including 0.34 opt Au/12.5 ft. and
0.43 opt Au/20 ft. Drilling along the southern extension has continued to expand Vera South and a significant new structure called Jandam has been identified 1,200 ft. south of Vera South. Battle Mountain believes that the results are very favorable. Recent drill holes include 1.12 opt Au/27 ft., 0.68 opt Au/48 ft. and 0.59 opt Au over 110 ft. Additionally, new drilling 2,200 ft. further south has intersected a second new zone, the Zed structure, returning 0.53 opt Au/113 ft.

--------------------------------------------------------------------------------
             SELECTED DRILL INTERCEPTS, JULY 15 - SEPTEMBER 25, 2000
--------------------------------------------------------------------------------
DRILL HOLE         TARGET           INTERCEPT (IN FEET)       AU     AG      CU
--------------------------------------------------------------------------------
NO.    TYPE         AREA            FROM     TO      WIDTH   (OPT)   (OPT)   (%)
--------------------------------------------------------------------------------
IRON CANYON DEVELOPMENT
--------------------------------------------------------------------------------
9141    RC       Wing Fault          225     270     45    0.119   1.81    0.14
--------------------------------------------------------------------------------
9142    RC       Wing Fault          215     235     20    0.058   1.50    0.05
--------------------------------------------------------------------------------
PHOENIX PIT DEVELOPMENT
--------------------------------------------------------------------------------
8977    RC    North Fortitude        485     505     20    0.076   0.29    0.06
--------------------------------------------------------------------------------
8980    RC    North Fortitude        505     525     20    0.106   2.12    0.42
--------------------------------------------------------------------------------
9154    RC   So. Battle Formation    925    1010     85    0.062   0.18    0.14
--------------------------------------------------------------------------------
9155    RC   So. Battle Formation    295     315     20    0.659   0.19    0.01
--------------------------------------------------------------------------------
"      "     So. Battle Formation    410     450     40    0.203   0.39    0.23
--------------------------------------------------------------------------------
"      "     So. Battle Formation    735     785     50    0.044   0.23    0.14
--------------------------------------------------------------------------------
"      "     So. Battle Formation   1095    1135     40    0.046   0.39    0.41
--------------------------------------------------------------------------------
9156    RC   So. Battle Formation    280     385    105    0.030   0.21    0.29
--------------------------------------------------------------------------------
"      "     So. Battle Formation    410     460     50    0.099   0.08    0.06
--------------------------------------------------------------------------------
"      "     So. Battle Formation    960    1025     65    0.062   0.51    0.50
--------------------------------------------------------------------------------
9158    RC   So. Battle Formation    750     790     40    0.097   0.23    0.08
--------------------------------------------------------------------------------
8981    RC        East Pit           140     160     20    0.003   0.37    0.65
--------------------------------------------------------------------------------
"      "          East Pit           280     380    100    0.005   0.13    1.08
--------------------------------------------------------------------------------
9163    RC        East Pit           45      215    170    0.003   0.15    0.57
--------------------------------------------------------------------------------
9164    RC        East Pit            5      90      85    0.003   0.27    0.47
--------------------------------------------------------------------------------
GREATER MIDAS DEVELOPMENT
--------------------------------------------------------------------------------
9129    RC   Tomboy-Superior Hill    485     525     40    0.051   0.18    0.16
--------------------------------------------------------------------------------
9134    RC   Tomboy-Superior Hill    180     295    115    0.045   0.20    0.09
--------------------------------------------------------------------------------
9185    RC   Tomboy-Superior Hill    200     250     50    0.080   0.12    0.07
--------------------------------------------------------------------------------
9186    RC   Tomboy-Superior Hill     0      20      20    0.138   0.23    0.14
--------------------------------------------------------------------------------
9187    RC   Tomboy-Superior Hill    205     250     45    0.054   0.01    0.04
--------------------------------------------------------------------------------
"      "     Tomboy-Superior Hill    265     285     20    0.030   0.06    0.06
--------------------------------------------------------------------------------
9188    RC   Tomboy-Superior Hill    350     395     45    0.044   1.27    0.61
--------------------------------------------------------------------------------
9189    RC   Tomboy-Superior Hill    360     395     35    0.077   0.20    0.15
--------------------------------------------------------------------------------
9190    RC   Tomboy-Superior Hill    300     365     65    0.070   0.34    0.13
--------------------------------------------------------------------------------
9399    RC   Tomboy-Superior Hill    235     255     20    0.126   0.08    0.03
--------------------------------------------------------------------------------
9130   DDH      North Midas          243     275     32    0.075   1.33    0.88
--------------------------------------------------------------------------------
9304    RC      North Midas          90      190    100    0.019   0.43    0.14
--------------------------------------------------------------------------------
"      "        North Midas          275     420    145    0.119   1.78    0.78
--------------------------------------------------------------------------------
9506    RC      North Midas          125     190     65    0.019   0.20    0.33
--------------------------------------------------------------------------------
9507    RC      North Midas           0      35      35    0.026   0.12    0.17
--------------------------------------------------------------------------------
"      "        North Midas          70      125     55    0.060   0.87    0.11
--------------------------------------------------------------------------------
9505    RC       Box Canyon          10      45      35    0.088   1.49    0.04
--------------------------------------------------------------------------------
"      "         Box Canyon          65      145     80    0.070   0.19    0.03
--------------------------------------------------------------------------------
"      "         Box Canyon          185     230     45    0.046   0.11    0.02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COPPER BASIN EXPLORATION
--------------------------------------------------------------------------------
4407    RC     Empire-No. Lights     35      70      35    0.060   0.11    0.10
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     220     260     40    0.042   0.65    0.09
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     320     350     30    0.061   0.35    0.05
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     380     400     20    0.096   0.78    0.05
--------------------------------------------------------------------------------
4413    RC     Empire-No. Lights     40      150    110    0.045   0.29    0.23
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     110     320    210    0.014   0.07    0.40
--------------------------------------------------------------------------------
4415    RC     Empire-No. Lights     290     320     30    0.086   0.11    0.10
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     470     505     35    0.001   0.05    1.95
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     540     590     50    0.009   0.06    0.83
--------------------------------------------------------------------------------
4419    RC     Empire-No. Lights     310     470    160    0.055   0.08    0.10
--------------------------------------------------------------------------------
4420    RC     Empire-No. Lights     220     245     25    0.088   0.21    0.02
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     255     295     40    0.030   0.07    0.21
--------------------------------------------------------------------------------
4421    RC     Empire-No. Lights     160     200     40    0.005   0.10    0.23
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     435     490     55    0.074   0.47    0.05
--------------------------------------------------------------------------------
4425    RC     Empire-No. Lights     150     205     55    0.009   0.05    0.50
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     320     390     70    0.051   0.10    0.08
--------------------------------------------------------------------------------
"      "       Empire-No. Lights     440     500     60    0.049   0.03    0.05
--------------------------------------------------------------------------------


PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT

This press release includes forward-looking information and statements about Battle Mountain Gold Company that are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipates," "believes," "intends," "estimates" and similar expressions. The forward-looking information and statements in this press release are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Battle Mountain, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public filings with the U.S. Securities and Exchange Commission (SEC) made by Battle Mountain; risks and uncertainties with respect to the effect of gold price and foreign exchange rate fluctuations, and general economic conditions such as changes in interest rates and the performance of the financial markets, changes in domestic and foreign laws, regulations and taxes, changes in competition and pricing environments, the occurrence of significant natural disasters, civil unrest and general market and industry conditions.

ADDITIONAL INFORMATION

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Battle Mountain in connection with its proposed merger with a wholly owned subsidiary of Newmont Mining Corporation, and their interests in the solicitation, are set forth in a
Schedule 14A filed by Battle Mountain on June 21, 2000 with the SEC. Newmont and Battle Mountain will be filing a definitive proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Battle Mountain filed preliminary proxy materials with the SEC on September 22, 2000. INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY MATERIALS THAT ARE AVAILABLE NOW AND ANY OTHER RELEVANT DOCUMENTS INCLUDING THE DEFINITIVE PROXY STATEMENT/PROSPECTUS THAT ARE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ON THE PROPOSED MERGER TRANSACTION. Investors are able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Newmont may be obtained free of charge by contacting Newmont Mining Corporation, 1700 Lincoln Street, Denver, CO 80203,
(303) 863-7414. Documents filed with the SEC by Battle Mountain will be available free of charge by contacting Battle Mountain Gold Company, 333 Clay Street, 42nd Floor, Houston, Texas 77002, (713) 650-6400. INVESTORS SHOULD READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                       SEPTEMBER 30               SEPTEMBER 30
                                                                       ------------               ------------
US$ MILLIONS, EXCEPT PER SHARE AMOUNTS                         2000         1999              2000         1999
--------------------------------------                         ----         ----              ----         ----
Sales                                                        $   57.4    $   54.6            $ 179.1      $ 161.8
                                                              -------     -------             ------       ------

Costs and expenses
   Production costs                                              37.0        35.8              112.6        107.4
   Depreciation, depletion and amortization                      15.0        16.6               47.7         46.8
   Exploration, evaluation & other lease costs, net               3.2         3.9               10.6         13.1
   Environmental remediation charge                               5.6         9.5                5.6          9.5
   Merger expense                                                 1.7           -                2.4            -
   General and administrative expenses                            2.8         4.5                8.7         11.9
                                                             --------    --------           --------      -------
         Total costs and expenses                                65.3        70.3              187.6        188.7
                                                              -------     -------             ------       ------

Operating Loss                                                   (7.9)      (15.7)              (8.5)       (26.9)

   Interest expense                                              (3.7)       (3.7)             (11.2)       (11.2)
   Interest income                                                1.0         1.6                3.0          5.2
   Equity in losses (income) & impairment of Lihir                  -         0.2                  -        (26.2)
   Foreign currency exchange gain (loss), net                    (2.7)        0.1               (6.6)         6.9
   Minority interest in net loss                                  0.2           -                1.0          4.0
   Other income, net                                              0.2         0.5                0.3          1.3
                                                             --------    --------           --------     --------

Loss Before Income Taxes                                        (12.9)      (17.0)             (22.0)       (46.9)

   Income tax benefit (expense)                                  (0.1)        1.0               (1.1)         3.2
   Mining income tax expense                                     (1.3)       (2.1)              (0.2)        (2.4)
                                                             --------    --------           --------      -------

Net Loss                                                        (14.3)      (18.1)             (23.3)       (46.1)
    Preferred dividends                                           1.9         1.9                5.6          5.6
                                                             --------    --------           --------     --------

Net Loss to Common Shares                                    $  (16.2)   $  (20.0)          $  (28.9)     $ (51.7)
                                                              =======     =======            =======       ======

Loss per Common Share - Basic and Diluted                   $    (.07)  $    (.09)         $    (.13)    $   (.22)
                                                             ========    ========           ========      =======

Average Common Shares Outstanding for
  Basic and Diluted Loss per Share Purposes                     229.9       229.9              229.9        229.9
                                                               ======      =======            ======       ======

                          BATTLE MOUNTAIN GOLD COMPANY
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                  SEPTEMBER 30,     DECEMBER 31,
US$ MILLIONS                                         2000                1999
                                                  ------------      ------------
                                                                (as restated)(a)
ASSETS
   Current assets
     Cash and cash equivalents                     $   11.2           $   67.5
     Restricted cash                                    0.4                0.2
     Accounts and notes receivable, net                10.7               36.7
     Product inventories                               11.4                8.7
     Materials and supplies, net, at average cost      20.4               22.4
     Marketable equity securities                      36.9                  -
     Other current assets                               7.2                7.7
                                                   --------           --------
         Total current assets                          98.2              143.2
                                                   --------           --------
   Investments
     Investment in Lihir                                  -               68.4
     Other investments                                 12.1               10.6
                                                   --------           --------
         Total investments                             12.1               79.0
                                                   --------           --------
   Restricted cash                                     41.9               40.0

     Property, plant and equipment, net               275.0              299.6

     Other assets                                       4.1                6.7
                                                   --------           --------

Total Assets                                       $  431.3           $  568.5
                                                   ========           ========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities
     Current maturities of long-term debt          $   10.6           $    2.6
     Debt due upon disposal of Lihir                   30.0               30.0
     Accounts payable                                  16.3               16.0
     Income and mining taxes payable                   16.7               16.7
     Other current liabilities                         22.2               23.6
                                                   --------           --------
         Total current liabilities                     95.8               88.9

   Long-term debt                                     155.1              176.8
   Deferred income and mining taxes                    55.4               64.5
   Other liabilities                                   57.7               54.5
                                                   --------           --------
         Total Liabilities                            364.0              384.7

   Minority interest                                    4.5               65.1

   Shareholders' equity                                62.8              118.7
                                                   --------           --------
Total Liabilities and Shareholders' Equity         $  431.3           $  568.5
                                                   ========           ========

(a) Restated to include bullion and bullion settlements as components of accounts and notes receivable, which is a more widely accepted practice, as opposed to cash and cash equivalents as previously presented.

                          BATTLE MOUNTAIN GOLD COMPANY
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                           SEPTEMBER 30
US$ MILLIONS                                                            2000            1999
------------                                                            ----            ----
                                                                                 (as restated)(a)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                             $  (23.3)     $ (46.1)
   Adjustments to reconcile net loss to net cash flows from
     operating activities:
       Depreciation, depletion and amortization                             47.7         46.8
       Environmental remediation charge                                      5.6          9.5
       Deferred income and mining taxes                                     (5.8)        (2.8)
       Equity in losses and impairment of Lihir                                          26.2
                                                                               -
       Foreign currency exchange loss (gain), net                            6.6         (6.9)
       Change in working capital accounts, net                              26.3          9.1
       Other, net                                                           (4.9)        (5.2)
                                                                        --------      -------
Net Cash Flows Provided by Operating Activities                             52.2         30.6
                                                                        --------      -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital expenditures                                                    (34.8)       (37.3)
   Crown Butte liquidating dividend to minority shareholders                   -        (11.0)
   Proceeds from sale of assets                                              1.5         11.3
   Effects on cash of the Niugini Mining and Lihir merger                  (54.7)           -
   Other, net                                                               (1.4)        (2.9)
                                                                        --------      -------
Net Cash Flows Used in Investing Activities                                (89.4)       (39.9)
                                                                        --------      -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Debt repayments                                                         (15.1)       (30.8)
   Decrease in short-term borrowings                                           -        (14.9)
   Cash dividend payments                                                   (5.6)        (5.6)
   Increase in restricted cash                                              (2.0)       (32.0)
   Other, net                                                                  -          0.1
                                                                        --------      -------
Net Cash Flows Used in Financing Activities                                (22.7)       (83.2)
                                                                        --------      -------
Effect of Exchange Rate Changes on Cash                                      3.6          1.4
                                                                        --------      -------
Net Decrease in Cash and Cash Equivalents                                  (56.3)       (91.1)
Cash and cash equivalents at beginning of period, as restated               67.5        156.9
                                                                        --------      -------
Cash and Cash Equivalents at End of Period                              $   11.2      $  65.8
                                                                        ========      =======

(a) Restated to include bullion and bullion settlements as components of accounts and notes receivable, which is a more widely accepted practice, as opposed to cash and cash equivalents as previously presented.

                          BATTLE MOUNTAIN GOLD COMPANY
                   SUPPLEMENTAL INFORMATION - (UNAUDITED) (1)
           (Data reflects BMG attributable interests, except as noted)
                              (Ounces in thousands)

                                                             THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                SEPTEMBER 30                      SEPTEMBER 30
                                                                ------------                      ------------
                                                             2000           1999                 2000       1999
                                                             ----           ----                 ----       ----
GOLDEN GIANT
    Gold ounces recovered                                     82             94                  255         258
    Silver ounces recovered                                    6              9                   18          16
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 145          $ 126                $ 148       $ 147
    Depreciation, depletion and amortization                  67             64                   66          65
    Reclamation and mine closure costs                         6              3                    6           3
                                                           -----          -----                -----       -----
    Total production costs                                 $ 218          $ 193                $ 220       $ 215
-------------------------------------------------------------------------------------------------------------------
KORI KOLLO (88% Interest)
    Gold ounces recovered                                     63             61                  181         187
    Silver ounces recovered                                  155            150                  453         516
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced (2)
    Cash production costs                                  $ 191          $ 196                $ 203       $ 191
    Depreciation, depletion and amortization                  84             92                   88          89
    Reclamation and mine closure costs                         7             11                    6          11
                                                           -----          -----                -----       -----
    Total production costs                                 $ 282          $ 299                $ 297       $ 291
-------------------------------------------------------------------------------------------------------------------
HOLLOWAY (84.65% Interest)
    Gold ounces recovered                                     20             28                   64          71
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 223          $ 162                $ 216       $ 188
    Depreciation, depletion and amortization                 134            130                  134         131
    Reclamation and mine closure costs                         3              2                    3           2
                                                           -----          -----                -----       -----
    Total production costs                                 $ 360          $ 294                $ 353       $ 321
-------------------------------------------------------------------------------------------------------------------
VERA/NANCY (50% Interest)
    Gold ounces recovered                                     26             15                   86          45
    Silver ounces recovered                                   20             11                   65          35
-------------------------------------------------------------------------------------------------------------------
  Cost per Gold Ounce Produced
    Cash production costs                                  $ 108          $ 112                $ 101       $ 116
    Depreciation, depletion and amortization                  32             39                   40          36
    Reclamation and mine closure costs                         2              2                    2           1
                                                           -----          -----                -----       -----
    Total production costs                                 $ 142          $ 153                $ 143       $ 153
-------------------------------------------------------------------------------------------------------------------
===================================================================================================================
AGGREGATE DATA
    Gold ounces recovered                                    191            198                  586         561
    Average price per gold ounce realized                  $ 283          $ 262                $ 287       $ 272
    Silver ounces recovered                                  181            170                  536         567
    Average price per silver ounce realized                $4.83       $   5.26                $4.79       $5.20
   -------------------------------------------------------------------------------------------------------------------
  Weighted Average Cost per Gold Ounce Produced
    Cash production costs                                  $ 164          $ 152                $ 166       $ 164
    Depreciation, depletion and amortization                  73             80                   76          79
    Reclamation and mine closure costs                         6              5                    5           6
                                                           -----          -----                -----       -----
    Total production costs                                 $ 243          $ 237                $ 247       $ 249
===================================================================================================================

                          BATTLE MOUNTAIN GOLD COMPANY
                   SUPPLEMENTAL INFORMATION - (UNAUDITED) (1)
           (Data reflects BMG attributable interests, except as noted)
                              (Ounces in thousands)

                                                            THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                               SEPTEMBER 30                       SEPTEMBER 30
                                                               ------------                       ------------
                                                             2000           1999                2000        1999
                                                             ----           ----                ----        ----
AGGREGATE DATA (cont.)
   Gold ounces recovered - 100%                              200            207                 611          587
   Gold ounces sold - 100%                                   199            205                 614          585
   Gold ounces sold - BMG share                              190            195                  589         558
-------------------------------------------------------------------------------------------------------------------

   Silver ounces recovered - 100%                            202            190                 598          637
   Silver ounces sold - 100%                                 202            184                 597          631
   Silver ounces sold - BMG share                            180            165                 535          562
===================================================================================================================

(1) Cash production costs are presented in accordance with guidelines established by The Gold Institute. In addition to mining, milling and plant level general and administrative expenses, cash production costs include royalties, freight, smelting costs and allowances, and production taxes. Credits for by-product silver and copper are offset against these cash production costs.

(2) Royalties paid to the Bolivian government for the Kori Kollo mine are treated as income tax for per ounce cost calculations and are therefore not included in these cost calculations.


================================================================================
                             DERIVATIVES OUTSTANDING
                              AT SEPTEMBER 30, 2000

                                                                                             TOTAL OR
                                      2000        2001        2002       2003       2004      AVERAGE
                                      ----        ----        ----       ----       ----      -------
Call options
        Ounces                           38        149         149        149         20        505
        Average price per ounce       $ 358      $ 358       $ 358      $ 358      $ 372      $ 359

Put options
        Ounces                           38        149         149        149         20        505
        Average price per ounce       $ 297      $ 297       $ 297      $ 297      $ 302      $ 297

Forwards
        Ounces                            9         38          38         38          2        125
        Average price per ounce       $ 316      $ 317       $ 317      $ 317      $ 326      $ 317

================================================================================

         The put options are the minimum price Battle Mountain will receive, while the call options, having a higher price, allow participation in a rising gold market. All ounces sold through the forwards will be at the stated prices. The above derivatives have no margin requirements nor do they subject Battle Mountain to lease rate exposure. The above ounces represent between 3% and 25% of estimated production for each period from October 1, 2000 through March 31, 2004, with a weighted average of approximately 18% of total estimated production for those periods combined.